FOR IMMEDIATE RELEASE	Contact: Greg Steffens, President
April 20, 2004	(573) 785-1421

SOUTHERN MISSOURI BANCORP REPORTS
NET INCOME OF $0.30 PER SHARE

BOARD DECLARES QUARTERLY DIVIDEND OF $0.09 PER SHARE

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc., ("Company") (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. ("SMBT"), today announced that net income for the third quarter of fiscal year 2004 was $703,000, or $.30 per diluted share, an increase of 3% from the $.29 per diluted share earned during the same period of the prior year. The third quarter earnings provided a return on average assets of .94% and a return on average equity of 10.63% as compared to respective returns of .99% and 11.40% during the same period of the prior year. Through the first nine months of fiscal 2004, net income was $2.1 million, or $.91 per diluted share, an increase of 8% from the $.84 per diluted share reported during the same period of the prior year. For the nine-month period, earnings provided a return on average assets of .98% and a return on average equity of 10.97% as compared to respective returns of .99% and 11.01% during the same period of the prior year. The improvement in earnings per share for the three and nine month periods was primarily due to increased non-interest income and asset growth, partially offset by spread compression. On September 26, 2003, the Company effected a two-for-one split of the Company's Common Stock in the form of a stock dividend of one additional share of "SMBC" Common Stock for each share held ("stock split"). Share and per share data for all periods presented have been adjusted to give effect to the stock split.

Commenting about the Company's performance, Greg Steffens, President and CEO, stated, "The Company's third quarter performance shows management's dedication to enhancing shareholder value during a challenging interest rate environment. We are pleased to be able to continue to generate asset and deposit growth in a very competitive marketplace. The Company continues to earn dividends from our investment in technology and people, which is demonstrated by our 31% increase in demand deposit accounts over the last nine months. These new customer relationships, as well as changes in fee assessments, have helped us to diversify our revenues and reduce our reliance on our net interest income for earnings per share growth. In addition, we continue to explore options for future growth to achieve increased earnings per share and market value."

         The Company's net interest income increased $49,000 for the three-month period ended March 31, 2004 as compared to the same period of the prior year. The increase was primarily due to an increase in average interest earning assets, partially offset by a decrease in net interest rate spread. The average interest rate spread for the three-month period ended March 31, 2004 was 3.07% as compared to 3.19% over the same period of the prior year. The Company's net interest income decreased $189,000 over the nine-month period ended March 31, 2004 as compared to the same period of the prior year. The decrease was primarily due to interest rate spread compression as interest earning assets repriced downward at a faster pace than interest bearing liabilities. Through the first nine months of fiscal 2004, the average interest rate spread was 3.10% as compared to 3.33% over the same period of the prior year.

          The Company's non-interest income increased $91,000 and $475,000 over the respective three and nine-month periods ended March 31, 2004 as compared to the same periods of the prior year. The respective increases of 23.4% and 50.3% were primarily due to the implementation of the overdraft privilege program in February 2003, which resulted in increased banking service charges, as well as increased cash surrender value on bank-owned life insurance, gains realized on the sale of an investment and an expanded customer base.

          During the first nine months of fiscal 2004, the Company's total assets increased $21.8 million, or 7.8%, to $301.2 million at March 31, 2004. The growth was attributed primarily to respective increases in the loan and investment portfolios of $18.0 million and $6.8 million, respectively. Changes in the composition of the loan portfolio included growth in commercial and residential loans of $12.8 million and $4.7 million, respectively. Asset growth has been funded primarily with deposits and the issuance of Trust Preferred Securities, which have increased $12.1 million and $7.0 million, respectively since June 30, 2003. As previously announced on March 19, 2004 the Company issued $7.0 million of Floating Rate Capital Securities of Southern Missouri Statutory Trust I with a liquidation value of $1,000 per share. The securities are due in 30 years, redeemable after five years and bear interest at a floating rate based on LIBOR. The Company intends to utilize the net proceeds from this issuance for working capital and investment in its subsidiaries.

          The Company's stockholders' equity increased $1.4 million, to $26.5 million at March 31, 2004 from $25.1 million as of June 30, 2003. The increase was primarily due to earnings for the period and stock options exercised, partially offset by stock repurchases and cash dividends.

          The Company previously announced on March 19, 2004, the completion of its latest stock repurchase plan. The Company repurchased 23,500 shares under this repurchase plan at an average price of $25.06 per share prior to the "stock split", and 35,220 shares at an average price of $15.30 per share after the "stock split". The repurchased shares will be held as treasury shares to be used for general corporate purposes.

          The Company is pleased to announce that the Board of Directors, on April 19, 2004, declared its 40th consecutive quarterly dividend since the inception of the Company. The $.09 cash dividend will be paid May 28, 2004 to shareholders of record at the close of business on May 14, 2004.

          On March 31, 2004, the Company had 2,300,568 common shares outstanding. The common stock traded between $15.76 and $13.61 per share during the quarter ended March 31, 2004, with the last trade of the quarter occurring at $15.33. The Company, through its banking subsidiary, provides a wide array of financial services to Southeastern Missouri through its main office located in Poplar Bluff and six other full-service facilities located in Poplar Bluff, Dexter, Qulin, Kennett, Doniphan and Van Buren, Missouri.

          Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	March 31, 2004	June 30, 2003

Total assets	$301,212,000	$279,455,000
Available-for-sale securities	37,772,000	31,003,000
Loans, net	240,850,000	222,840,000
Allowance for losses on loans	1,919,000	1,836,000
Non-performing assets	260,000	307,000
Deposits	206,596,000	194,532,000
FHLB advances	52,400,000	53,500,000
Securities sold under repurchase agreements	7,457,000	5,234,000
Stockholders' equity	26,527,000	25,108,000

Equity to assets ratio	8.81%	8.98%
Allowance as a percentage of loans	0.80%	0.81%
Non-performing assets as a percentage of assets	0.09%	0.12%

Per common share:
Book value	$11.53	$10.94
Market value	15.40	12.70
Tangible book value	10.26	9.58

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
Selected Operating Data:	2004	2003	2004	2003
Net interest income	$2,330,000	$2,281,000	$6,860,000	$7,050,000
Provision for losses on loans	60,000	60,000	175,000	270,000
Non-interest income	480,000	389,000	1,419,000	944,000
Non-interest expense	1,670,000	1,528,000	4,794,000	4,518,000
Income taxes	377,000	393,000	1,180,000	1,177,000
Net earnings	703,000	689,000	2,130,000	2,029,000

Per common share:
Net earnings:
Basic	$ .31	$ .30	$ .93	$ .87
Diluted	$ .30	$ .29	$ .91	$ .84

Cash dividends	$ .09	$ .07	$ .27	$ .21

Average basic shares outstanding	2,283,262	2,328,126	2,277,672	2,343,374
Average diluted shares outstanding	2,345,212	2,395,522	2,349,302	2,404,522

Profitability Ratios:

Return on average assets:	.94%	.99%	.98%	.99%

Return on average common equity:	10.63%	11.40%	10.97%	11.01%

Net interest margin	3.30%	3.46%	3.34%	3.63%
Net interest spread	3.07%	3.19%	3.10%	3.33%